United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

August 15, 2013
Date of Report (Date of earliest event reported)

SAKER AVIATION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52593	87-0617649
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hangar Road, Avoca, Pennsylvania		18641
(Address of principal executive offices)		(Zip Code)

(570) 457-3400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 15, 2013, Saker Aviation Services, Inc., a Nevada corporation and the registrant (the "Company"), executed a Stock Purchase Agreement (the "Stock Purchase Agreement") with Phoenix Rising Aviation, Inc., an Oklahoma corporation ("Phoenix Rising"), and Phoenix Rising's two shareholders, Warren Peck and Ronald Cranick (collectively, the "Shareholders"). Phoenix Rising conducts its aircraft maintenance business at the Bartlesville Municipal Airport in the State of Oklahoma. Other than in respect of the Stock Purchase Agreement, there is no material relationship among the Company or its affiliates, on the one hand, and Phoenix Rising or the two Shareholders, on the other hand. A copy of the Stock Purchase Agreement without exhibits or schedules is filed as Exhibit 10.1 to this Form 8-K.

Pursuant to the Stock Purchase Agreement, the Company acquired all of the outstanding shares of capital stock of Phoenix Rising from the Shareholders for an aggregate purchase price of $1,350,000 in cash and up to $1,000,000 in future installment payments, the payment of which are subject to the achievement of certain performance thresholds for Phoenix Rising as defined in the Stock Purchase Agreement. The closing cash payment was funded through Saker’s acquisition line of credit with PNC Bank, which was established as part of a broader financing package announced by Saker on May 17, 2013. The closing of the acquisition did not require Saker shareholder approval.

Under the terms of the Stock Purchase Agreement, Phoenix Rising, having become a wholly-owned subsidiary of the Company, entered into an employment agreement with Warren Peck (the "Peck Employment Agreement"). The Peck Employment Agreement provides that Peck would be employed as Phoenix Rising’s Vice President for a period of three years. Pursuant to the Peck Employment Agreement, Mr. Peck's base annual salary is $90,000 subject to such increases as the Board of Directors of Phoenix Rising may authorize from time to time thereafter. In addition, Phoenix Rising entered into an employment agreement with Ronald Cranick (the "Cranick Employment Agreement"). The Cranick Employment Agreement provides that Cranick would be employed as Phoenix Rising’s Production Manager for a period of one year. Pursuant to the Cranick Employment Agreement, Mr. Cranick's base annual salary is $90,000 subject to such increases as the Board of Directors of Phoenix Rising may authorize from time to time thereafter. Pursuant to their respective employment agreements, each of Mr. Peck and Mr. Cranick are eligible to participate in a Growth Option in which payment may be made to the Shareholders at the aggregate rate of 40% of earnings before interest, taxes, depreciation, and amortization after making deductions for agreed upon items with respect to the Phoenix Rising business operations.

A copy of the Peck Employment Agreement is filed as Exhibit 10.2 and a copy of the Cranick Employment Agreement is filed as Exhibit 10.3 to this Form 8-K.

The summary of the Stock Purchase Agreement, the Peck Employment Agreement and the Cranick Employment Agreement are qualified in their entirety by reference to the full text of each such agreement which are attached as exhibits to this Form 8-K.

On August 20, 2013, Saker issued a press release announcing the acquisition of Phoenix Rising. The press release is attached as Exhibit 99.1 to this Form 8-K.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Saker Aviation Services, Inc. Press Release dated August 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2013		saker aviation services, inc.

	By:	/s/ Ronald J. Ricciardi
Ronald J. Ricciardi
President and Chief Executive Officer